UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 29, 2016

Commission file number	Registrant, State of Incorporation or Organization, Address of Principal Executive Offices, and Telephone Number	IRS Employer Identification No.

1-32853	DUKE ENERGY CORPORATION (a Delaware corporation) 550 South Tryon Street Charlotte, North Carolina 28202-1803 704-382-3853	20-2777218

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 2.01.  Completion of Acquisition or Disposition of Assets.

On December 29, 2016, Duke Energy Corporation (the “Corporation”) completed the sale, for approximately $1.2 billion enterprise value, including the assumption of debt, of all of its equity interests in Duke Energy International Brazil Holdings S.à.r.l. (“DEI Brazil”).  DEI Brazil owns 2,090 megawatts of hydroelectric generation capacity in Brazil.  The transaction was consummated pursuant to that Purchase and Sale Agreement, dated as of October 10, 2016, with China Three Gorges (Luxembourg) Energy S.à.r.l., a subsidiary of China Three Gorges Corporation.

The Corporation previously announced the completion of the sale of all of its equity interests in Duke Energy International Group S.à.r.l., Duke Energy International España Holdings SL and Duke Energy International Investments No. 2 Ltd (the “Latin America Subsidiaries”) on December 20, 2016. The sale of DEI Brazil and the sale of the Latin America Subsidiaries (the “Transactions”) are expected to generate available cash proceeds of approximately $1.9 billion, excluding transaction costs and subject to working capital adjustments, which will be used to reduce Duke Energy holding company debt. Existing federal tax attributes will result in no immediate U.S. tax impacts.

The Transactions excluded the Corporation’s 25% equity interest in National Methanol Company, a Saudi Arabian regional producer of methanol and methyl tertiary butyl ether (MTBE), a gasoline additive.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUKE ENERGY CORPORATION

Date: December 29, 2016	By:	/s/ Julia S. Janson
	Name:	Julia S. Janson
	Title:	Executive Vice President, Chief Legal Officer and Corporate Secretary